Exhibit 99.1

STOCK PURCHASE AGREEMENT

BETWEEN

VIPER POWERSPORTS INC.

AND

MELLING SPORTSCARS, INC.

AND

THE SHAREHOLDERS OF MELLING SPORTSCARS, INC.

DATED AS OF AUGUST 3, 2007

i

5.04	Intentionally Omitted	18
5.05	Financial Statements and Reports	18
5.06	Notice	19
5.07	Press Releases	19
5.08	Delivery of Supplements to Disclosure Schedules	19
5.09	Intentionally Omitted	19
5.10	Termination of Affiliate Contracts; Participations; Intellectual Property	19
VI. EMPLOYEES		19
6.01	Employment of Employees	19
6.02	Information	19
6.03	Terms and Conditions of Employment	20
VII. CONDITIONS		20
7.01	Conditions to the Obligations of Buyer	20
7.02	Conditions to the Obligations of Melling Subsidiary	22
7.03	Conditions to the Obligations of the Parties	22
VIII. TERMINATION; AMENDMENT; WAIVER		23
8.01	Termination	23
8.02	Expenses	23
8.03	Survival of Agreements	24
8.04	Amendment	24
8.05	Waiver	24
IX. GENERAL PROVISIONS		24
9.01	Survival	24
9.02	Principles of Construction	24
9.03	Disclosure Schedule Standard	25
9.04	Reliance by Buyer	25
9.05	Notices	25
9.06	Specific Enforceability	26
9.07	Applicable Law; Jurisdiction	26
9.08	Headings, Etc	26
9.09	Severability	26
9.10	Entire Agreement; Binding Effect; Non-Assignment; Counterparts	26
9.11	Waiver of Jury Trial	27

ii

LIST OF SCHEDULES

2.08	Liabilities
3.01	Organization of Melling and Melling Subsidiary
3.03	Conflicts
3.06	Compliance with Laws
3.07	Litigation
3.09	Taxes
3.11	Loans; Investments
3.13	Employee Plans
3.14	Compliance with Environmental Laws
3.15	Disclosure Schedule of Melling Subsidiary
3.18	Operations Since December 31, 2006
3.20	Undisclosed Liabilities
3.21	Assets
3.22	Indemnification
4.01	Material Contracts
6.01	Employees

iii

STOCK PURCHASE AGREEMENT

____________________________

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) being made and entered into as of the 3rd day of August, 2007, by and between Melling Sportscars, Inc., a corporation organized under the laws of the State of Minnesota (“Melling”), Melling Racing Ltd., a company organized under the laws of the United Kingdom (“Melling Subsidiary”), the undersigned shareholders of Melling (“Shareholders”) and Viper Powersports Inc., a corporation organized under the laws of Nevada (“Buyer”).

W I T N E S S E T H   T H A T:

WHEREAS, Melling owns 100% of the issued and outstanding common stock of Melling Subsidiary;

WHEREAS, Shareholders own 100% of the issued and outstanding common stock of Melling;

WHEREAS, Buyer desires to purchase from Shareholders and Shareholders desire to sell to Buyer all of the issued and outstanding common stock of Melling for securities as provided herein (the “Acquisition”); and

WHEREAS, Melling, Shareholders and Buyer desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition and also desire to set forth various conditions precedent to the Acquisition.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

I.  THE ACQUISITION

1.01

The Acquisition. Subject to the terms and conditions of this Agreement, Buyer shall purchase from Shareholders and Shareholders shall sell to Buyer all of the issued and outstanding common stock of Melling. Shareholders shall receive one and one-half (1.5) shares of the common stock of Buyer for each share of Melling sold pursuant to this Agreement. Shares of Buyer shall be delivered on the Closing Date.

1.02	Time and Place of Closing.

(a)

Closing; Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) will be held on a date mutually agreed upon by Melling and Buyer (the “Closing Date”). In the absence of such agreement, the Closing shall be held within thirty (30) business days after the expiration of all regulatory waiting periods, if any, and the receipt of all consents and approvals of government regulatory authorities as legally required to consummate the Acquisition.

(b)

Closing Location. The Closing shall take place at the offices of Hinshaw & Culbertson LLP, 333 South Seventh Street, Suite 2000, Minneapolis, Minnesota, or such other place as Melling and Buyer may mutually agree prior to the Closing Date.

II.  REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Melling and Melling Subsidiary that:

2.01

Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. Buyer has all requisite corporate power and authority to enter into this Agreement and, upon the approval of all requisite state and federal regulatory agencies, to consummate the transactions contemplated hereby and thereby.

2.02

Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly approved and authorized by Buyer’s Board of Directors, and all necessary corporate action on the part of Buyer has been taken. This Agreement has been duly executed and delivered by Buyer and, subject to the approval of all requisite state and federal regulatory agencies, constitutes the valid and binding obligations of Buyer (except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines).

2.03

Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and thereby, will not give any person the right to prevent, delay or otherwise interfere with the consummation of the transactions contemplated by this Agreement pursuant to any provision of the Certificate of Incorporation or By-laws of Buyer or any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or its properties, other than any such conflicts, violations or defaults which will be cured or waived prior to the Closing Date.

2.04

Disclaimer. Except for the representations and warranties specifically made by Buyer in this Agreement, Buyer makes no (and shall in no manner whatsoever be deemed or be construed as having made any) representation or warranty to Melling, Melling Subsidiary or Shareholders hereunder or otherwise, express or implied.

III.  REPRESENTATIONS AND WARRANTIES OF HOLDING COMPANY AND BANK

Melling Subsidiary and Melling represent and warrant to Buyer that:

3.01	Organization of Melling and Melling Subsidiary.

(a)

Melling Subsidiary is duly organized, validly existing and in good standing under the laws of the United Kingdom and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and business and to carry on its business substantially as it has been and is now being conducted. Melling has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby.

(b)

As of the date hereof, the authorized capital stock of Melling consists of 5,000,000 shares of Melling Common Stock, $.01 par value per share, of which 4,551,334 shares are issued and outstanding. All of the issued and outstanding shares of Melling Common Stock have been duly and validly authorized and issued, and are fully paid and non-assessable. None of the outstanding shares of Melling Common Stock are subject to any preemptive rights of the current or past shareholders of Melling. Shareholders own all of the issued and outstanding common stock of Melling free and clear of any claim, lien or encumbrance and will own all of such shares as of the Closing Date.

(c)

Other than as disclosed in the Joint Disclosure Schedule of Melling and Melling Subsidiary there are no other shares of common stock or other equity securities of Melling outstanding and there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the common stock of Melling. There are no contracts, commitments, understandings, or arrangements by which Melling is or may be bound to issue additional shares of its common stock or options, warrants, or rights to purchase or acquire any additional shares of its common stock.

(d)

Other than the common stock of the Melling Subsidiary, Melling does not own directly or indirectly any debt or equity securities, or other proprietary interest in any other corporation, joint venture, partnership, entity, association or other business.

3.02

Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly approved and authorized by Melling’s Board of Directors, and all necessary corporate action on the part of Melling has been taken. This Agreement has been duly executed and delivered by Melling and Shareholders and, subject to the approval of all requisite state and federal regulatory agencies, constitutes the valid and binding obligation of Melling and Shareholders (except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines).

3.03	Conflicts.

(a)

The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and thereby, will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any property or assets under any provision of the Articles of Incorporation or By-laws of Melling or Melling Subsidiary or similar documents of Melling or Melling Subsidiary, or any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Melling Subsidiary or its respective properties. , other than any such conflicts, violations or defaults which (i) individually or in the aggregate do not have a Material Adverse Effect on Melling Subsidiary or Melling (as defined in Section 3.03(b)), (ii) will be cured or waived prior to the Closing Date or (iii) except as disclosed in the Joint Disclosure Schedule of Melling and Melling Subsidiary. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to Melling or Melling Subsidiary in connection with the execution and delivery of this Agreement or the consummation by Melling of the transactions contemplated hereby and thereby, the absence of which would not have a Material Adverse Effect on Melling Subsidiary or Melling.

(b)

As used in this Agreement, the term “Material Adverse Effect” with respect to Melling or Melling Subsidiary means any condition, event, change or occurrence that has or may reasonably be expected to have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations, of Melling or Melling Subsidiary occurring after the date hereof until the Closing Date; it being understood that a Material Adverse Effect shall not include: (i) a change with respect to, or effect on, Melling or Melling Subsidiary resulting from a change in law, rule, regulation, or regulatory accounting principles, as such would apply to the financial statements of Melling or Melling Subsidiary; or (ii) a change with respect to, or effect on, Melling or Melling Subsidiary resulting from any other matter including, without limitation, changes in general economic conditions.

3.04

Melling Financial Statements; Material Changes. Melling and Melling Subsidiary have heretofore delivered to Buyer both Melling Subsidiary and Melling’s unaudited financial statements for the years ended December 31, 2006 and December 31, 2005 (referred to in the aggregate as the “Financial Statements”). The Financial Statements are believed in good faith to: (a) be true and complete in all material respects; and (b) fairly present the financial position of Melling and Melling Subsidiary as of the dates thereof and the results of its operations, stockholders’ equity and changes in financial position for the periods then ended. Except as disclosed in the Joint Disclosure Schedule of Melling and Melling Subsidiary, no facts or circumstances have been discovered from which it reasonably appears that there is a significant risk and reasonable probability that Melling or Melling Subsidiary will suffer or experience a Material Adverse Effect.

3.05

Melling Reports. Since inception, Melling and Melling Subsidiary have filed, and will continue to file, all reports and statements, together with any amendments required to be made with respect thereto, that it was, or will be, required to file with any other applicable securities or other regulatory authorities (except filings which are not material). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, are believed in good faith to have complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the authority with which they were filed. Except for normal examinations conducted by the Internal Revenue Service, state and local taxing authorities, Melling or Melling Subsidiary, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best knowledge of Melling, investigation into the business or operations of Melling or Melling Subsidiary within the past five (5) years.

3.06	Compliance With Laws.

(a)

Except as disclosed in the Joint Disclosure Schedule of Melling and Melling Subsidiary, the business of Melling and Melling Subsidiary is believed in good faith to be in compliance with all laws, ordinances and regulations of any governmental entity, including, without limitation, any laws affecting federal and state securities laws, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employee benefits and any statutes or ordinances relating to the properties occupied or used by Melling or Melling Subsidiary, except as mentioned in this Section 3.06(a) and except for possible violations which either singly or in the aggregate do not and, insofar as reasonably can be foreseen in the future, will not have a Material Adverse Effect on Melling or Melling Subsidiary.

(b)

Except as disclosed in the Joint Disclosure Schedule of Melling and Melling Subsidiary, the policies, programs and practices of Melling and Melling Subsidiary relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with applicable laws, orders, regulations, public policies and ordinances governing employment and terms and conditions of employment. There are no disputes, claims, or charges, pending or, to the best of the knowledge of Melling or Melling Subsidiary, threatened, against Melling or Melling Subsidiary alleging breach of any express or implied employment contract or commitment, or material breach of any applicable law, order, regulation, public policy or ordinance relating to employment or terms and conditions of employment, and, to the best of the knowledge of Melling or Melling Subsidiary, there is no basis for any valid claim or charge with regard to such matters.

(c)

Except as disclosed in the Joint Disclosure Schedule of Melling and Melling Subsidiary, no investigation or review by any governmental entity with respect to Melling or Melling Subsidiary is pending or, to the best of the knowledge of Melling or Melling Subsidiary, threatened, nor has any governmental entity indicated to Melling or Melling Subsidiary, an intention to conduct the same, other than those the outcome of which will not have a Materially Adverse Effect on Melling.

3.07

Litigation. Except as disclosed in the Joint Disclosure Schedule of Melling and Melling Subsidiary, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the best of the knowledge of Melling or Melling Subsidiary, threatened against or affecting Melling or Melling Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which is seeking damages against Melling or Melling Subsidiary or any of its officers, directors, employees or agents, in their capacities as such, in excess of $5,000 which would materially affect the ability of Melling or Melling Subsidiary to consummate the transactions contemplated herein or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Melling or Melling Subsidiary or any of its respective officers, directors, employees or agents, in their capacities as such, having, or which, insofar as reasonably can be foreseen in the future, would have any such effect.

3.08

Licenses. Melling and Melling Subsidiary, to the best of their knowledge, hold all licenses, certificates, permits, franchises and all patents, trademarks, service marks, trade names, copyrights or rights thereto, and adequate authorizations, approvals, consents, licenses, clearances and orders or registrations with all appropriate federal, state or other authorities that are material to the conduct of its business as now conducted and as presently proposed to be conducted.

3.09	Taxes.

(a)

Except as disclosed in the Joint Disclosure Schedule of Melling and Melling Subsidiary, Melling and Melling Subsidiary have timely filed all tax and information returns required to be filed and has paid or has accrued on its books and set up an adequate reserve for the payment of, all taxes reflected on such returns as required to be paid in respect of the periods covered by such returns and have accrued on their books and have set up an adequate reserve for the payment of all income and other taxes anticipated to be payable in respect of periods through the end of the calendar month next following the date hereof. Melling and Melling Subsidiary are not delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted or assessed against Melling or Melling Subsidiary that have not been resolved or settled and no requests for waivers of the time to assess any such tax are pending or have been agreed to. The income tax returns of Melling or Melling Subsidiary have not been audited by either the Internal Revenue Service, any foreign revenue service or the Minnesota Department of Revenue. Melling and Melling Subsidiary are not a parties to any action or proceeding by any governmental authority for the assessment or the collection of taxes. Deferred taxes of Melling have been accounted for in accordance with Generally Accepted Accounting Practices.

(b)

Melling Subsidiary has withheld amounts from its employees or holders of public deposit accounts in compliance with the tax withholding provisions of applicable federal, state and local laws, filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made and, except as set forth in the Joint Disclosure Schedule of Melling and Melling Subsidiary, notified all employees, shareholders and holders of public deposit accounts of their obligations to file all forms, statements or reports with it in accordance with applicable federal, state and local tax laws and has taken reasonable steps to ensure that such employees, shareholders and holders of public deposit accounts have filed all such forms, statements and reports with it.

3.10

Insurance. Melling and Melling Subsidiary maintain insurance with an insurer which in the best judgment of management of Melling and Melling Subsidiary are sound and reputable, on its assets, and upon its business and operations, against loss or damage, risks, hazards and liabilities of the kinds customarily insured against by prudent corporations engaged in the same or similar businesses. Melling and Melling Subsidiary maintain in effect all insurance required to be carried by law or by any agreement by which it is bound. All material claims under all policies of insurance maintained by Melling and Melling Subsidiary, to the best of their knowledge, have been filed in due and timely fashion. Melling and Melling Subsidiary have not had an insurance policy canceled by the issuer of the policy within the past five (5) years.

3.11	Loans; Investments.

(a)

Except as otherwise disclosed in the Joint Disclosure Schedule of Melling and Melling Subsidiary, each loan reflected as an asset on the December 31, 2006 financial statements is evidenced by appropriate and sufficient documentation and constitutes, to the best of the knowledge of Melling Subsidiary and Melling, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines; to the best of the knowledge of Melling Subsidiary and Melling, no obligor named therein, other than as disclosed in the Joint Disclosure of Melling and Melling Subsidiary, is seeking to avoid the enforceability of the terms of any loan under any such laws or equitable principles or doctrines and no loan is subject to any defense, offset or counterclaim. All such loans originated by Melling Subsidiary, and to the best of the knowledge of Melling Subsidiary and Melling, all such loans purchased by Melling Subsidiary, were made or purchased in accordance with customary lending standards of Melling Subsidiary and in the ordinary course of business of Melling Subsidiary. Except as set forth in the Joint Disclosure Schedule of Melling and Melling Subsidiary, all such loans are, and at the Closing Date will be, free and clear of any security interest, lien, encumbrance or other charge except those as would normally be found in the ordinary course of business of Melling Subsidiary, and Melling Subsidiary has complied, and at the Closing Date will have complied, in all material respects, with all laws and regulations relating to such loans.

(b)

Except as otherwise disclosed in the Joint Disclosure Schedule of Melling and Melling Subsidiary, all guarantees of indebtedness owed to Melling Subsidiary, are, to the best of the knowledge of Melling Subsidiary, valid and enforceable, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines and except as would not be material to Melling Subsidiary on a consolidated basis.

(c)

Except as otherwise disclosed in the Joint Disclosure Schedule of Melling and Melling Subsidiary, in originating, underwriting, servicing and discharging loans, mortgages, land contracts and contractual obligations relating thereto, either for its own account or for the account of others, Melling Subsidiary has complied with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures with respect to such servicing, except where the failure to comply would not have a Material Adverse Effect on Melling Subsidiary.

3.12	Intentionally omitted.

3.13

Employee Plans. Melling Subsidiary has not established, nor contributes to and is not required to contribute to, any oral or written Employee Plan for the directors, officers or employees of Melling Subsidiary, except as set forth on the Joint Disclosure Schedule of Melling and Melling Subsidiary. For purposes of this Agreement, “Employee Plan” means any pension, retirement, disability, medical, dental or other health insurance plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan, or other employee benefit plan or arrangement, including, without limitation, any “pension plan” or “welfare plan” as defined by the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”). Each Employee Plan has been administered to date or terminated, as the case may be, in compliance with the requirements of the Code and ERISA. Where applicable, each Employee Plan is fully funded on a termination basis, no prohibited transactions or reportable events have occurred, and all reports required by any government agency with respect to such plans have been timely filed. Notwithstanding anything to the contrary contained in such Employee Plans, and except as set forth in the Joint Disclosure Schedule of Melling and Melling Subsidiary, all benefits, liabilities and obligations of Melling Subsidiary under such plans have been fully accrued as of the date hereof and are reflected in the Financial Statements.

3.14	Compliance with Environmental Laws.

(a)

Except as set forth in the Joint Disclosure Schedule of Melling and Melling Subsidiary and to the best of the knowledge of Melling Subsidiary and Melling: (i) the operations of Melling Subsidiary comply in all material respects with all applicable present Environmental Laws; (ii) none of the operations of Melling Subsidiary, no assets presently owned or leased by Melling Subsidiary, and no Mortgaged Premises or Participating Facility (as defined below) are subject to any judicial or administrative proceedings alleging the violation of any past or present Environmental Law, nor are they the subject of any claims alleging damages to health or property, pursuant to which Melling Subsidiary or any owner of a Mortgaged Premises or a Participating Facility would be liable in law or equity; (iii) none of the operations of Melling Subsidiary, no assets presently owned or leased by Melling Subsidiary, and no Mortgaged Premises or a Participating Facility are the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance, or any other substance into the environment, nor has Melling Subsidiary, or any owner of a Mortgaged Premises or a Participating Facility been directed to conduct such investigation, formally or informally, by any governmental agency, nor have any of them agreed with any governmental agency or private person to conduct any such investigation; and (iv) neither Melling Subsidiary, nor any owner of a Mortgaged Premises or a Participating Facility has filed any notice under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance, or any other substance into the environment.

(b)

Except as set forth in the Joint Disclosure Schedule of Melling and Melling Subsidiary and to the best of the knowledge of Melling Subsidiary and Melling, with respect to (i) the real estate leased by Melling Subsidiary or Melling; and (ii) any real estate formerly owned or leased by Melling Subsidiary or Melling (the “Melling Subsidiary Premises”): (x) no part of the Melling Subsidiary Premises has been used for the generation, manufacture, handling, storage, or disposal of Hazardous Substances; (y) the Melling Subsidiary Premises do not contain, and have never contained, an underground storage tank; and (z) the Melling Subsidiary Premises do not contain and are not contaminated by any quantity of a Hazardous Substance from any source. With respect to any underground storage tank listed in the Joint Disclosure Schedule of Melling and Melling Subsidiary as an exception to the foregoing, to the best of the knowledge of Melling Subsidiary and Melling, such underground storage tank presently or previously located on the Melling Subsidiary Premises is or has been maintained or removed, as applicable, in compliance with Environmental Laws, and has not been the source of any release of a Hazardous Substance into the environment, unless otherwise set forth in the Joint Disclosure Schedule of Melling and Melling Subsidiary.

(c)

For purposes of this Section, “Mortgaged Premises” shall mean each (i) real property interest (including without limitation any fee or leasehold interest) which is encumbered or affected by any mortgage, deed of trust, deed to secure debt or other similar document or instrument granting to Melling Subsidiary a lien on or security interest in such real property interest and (ii) any other real property interest upon which is situated assets or other property affected or encumbered by any document or instrument granting to Melling Subsidiary a lien thereon or security interest therein; provided, however, that the term “Mortgaged Premises” shall not include one to four unit single family residences. For purposes of this Section, “Participating Facility” means any property in which Melling Subsidiary participates in the management of such property and, where the context requires, includes the owner or operator of such property. For purposes of this Agreement, “Hazardous Substance” has the meaning set forth in Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C.A., §9601 et seq., and also includes any substance now or hereafter regulated by or subject to any Environmental Laws (as defined below) and any other pollutant, contaminant, or waste, including, without limitation, petroleum, asbestos, fiberglass, radon, and polychlorinated biphenyls. For purposes of this Agreement, “Environmental Laws” means all laws (civil or common), ordinances, rules, regulations, guidelines, and orders that: (i) regulate air, water, soil, and solid waste management, including the generation, release, containment, storage, handling, transportation, disposition, or management of any Hazardous Substance; (ii) regulate or prescribe requirements for air, water, or soil quality; (iii) are intended to protect public health or the environment; or (iv) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Hazardous Substance.

3.15

Joint Disclosure Schedule of Melling and Melling Subsidiary. The Joint Disclosure Schedule of Melling and Melling Subsidiary identifies, and shall be supplemented by Melling or Melling Subsidiary, as required by Section 5.08 hereof, so as to contain at the Closing Date, in addition to the other instruments, documents, lists and other matters mentioned herein, each of the following documents, copies of which are to be certified by an officer of Melling Subsidiary to be true and correct copies of such documents.

(a)

A list of each outstanding loan agreement, mortgage, pledge agreement or other similar document or commitments to extend credit by the Melling Subsidiary to any officer or director of Melling Subsidiary, as well as a listing of all deposits or deposit surrogates, including the amount, type and interest being paid thereon, to which Melling Subsidiary is a party under which it may (contingently or otherwise) have any liability involving any officer or director of Melling Subsidiary.

(b)

A list of each outstanding letter of credit and each commitment to issue a letter of credit in excess of $5,000 to which Melling Subsidiary is a party and/or under which it may (contingently or otherwise) have any liability.

(c)

A list of each material contract or agreement (not otherwise included in the Joint Disclosure Schedule of Melling and Melling Subsidiary or specifically excluded therefore in accordance with the terms of this Agreement) involving goods, services or occupancy and which (i) has a term of more than six (6) months; (ii) cannot be terminated on thirty (30) days (or less) written notice without penalty; and (iii) involves an annual expenditure by Melling Subsidiary in excess of $1,000.

(d)

A list of each contract or commitment (other than Permitted Liens as defined in Section 3.18(c)) hereof affecting ownership of, title to, use of, or any interest in real estate which is currently owned by Melling Subsidiary or Melling, and a list and description of all real estate owned, leased or licensed by Melling Subsidiary or Melling.

(e)

A list of all fees, salaries, bonuses and other forms of compensation including but not limited to, country club memberships, automobiles available for personal use, and credit cards available for personal use, provided by Melling Subsidiary, to any employee, officer, or director or former employee, officer or director of Melling Subsidiary who earned in excess of $70,000 in 2006.

(f)

A list of each material commitment made by Melling Subsidiary or Melling to or with any director, officer or employee of Melling Subsidiary extending for a period of more than three (3) months from the date hereof or providing for earlier termination only upon the payment of a penalty or equivalent thereto.

(g)	A list of each contract or commitment providing for payment based in any manner upon outstanding loans or profits of Melling Subsidiary or Melling.

(h)	A list of all powers of attorney granted by Melling Subsidiary which are currently in force.

(i)

A list of all policies of insurance currently maintained by Melling Subsidiary or Melling and those policies maintained during the past two (2) years and a list and description of all unsettled or outstanding claims of Melling Subsidiary or Melling which have been, or to the best of the knowledge of Melling Subsidiary or Melling, will be, filed with the companies providing insurance coverage for Melling Subsidiary or Melling (except for routine claims for health-related benefits).

(j)

A list of all collective bargaining agreements to which Melling Subsidiary is a party and all affirmative action plans or programs covering employees of Melling Subsidiary, as well as all employee handbooks, policy manuals, rules and standards of employment promulgated by Melling Subsidiary.

(k)

A list of all leases or licenses with respect to real or personal property, whether as lessor, lessee, licensor or licensee, with annual rental or other payments due thereunder in excess of $1,000 to which Melling Subsidiary or Melling is a party, which does not expire within six (6) months from the date hereof and cannot be terminated upon thirty (30) days (or less) written notice without penalty.

(l)

A list of all employment, consulting and professional services contracts to which Melling Subsidiary is a party which do not expire within six (6) months from the date hereof and cannot be terminated upon thirty (30) days (or less) written notice without penalty.

(m)

A list of all judgments, orders, injunctions, court decrees or settlement agreements arising out of or relating to the labor and employment practices or decisions of Melling Subsidiary or Melling which, by their terms, continue to bind or affect Melling Subsidiary or Melling.

(n)

A list of all orders, decrees, memorandums, or agreements with regulatory agencies binding upon or affecting the current operations of Melling Subsidiary or any of its directors or officers in their capacities as such.

(o)

A list of all trademarks, trade names, service marks, patents, or copyrights, whether registered or the subject of an application for registration, which are owned by Melling or Melling Subsidiary or licensed from a third party.

(p)

A list of all other agreements to which Melling Subsidiary or Melling is a party (which do not expire within six (6) months from the date hereof and cannot be terminated upon thirty (30) days (or less) written notice without penalty) which individually during its term could commit to an expenditure (either individually or through a series of installments) in excess of $25,000 or which create a material right or benefit to receive payments, goods or services not referred to elsewhere in this Section 3.15 including without limitation:

(i)	all agreements of guaranty or indemnification running to any person;

(ii)	all agreements containing any covenant limiting the right of Melling Subsidiary to engage in any line of business or to compete with any person;

(iii)

all agreements with respect to licenses, permits and similar matters that are necessary to the operations of Melling Subsidiary or Melling (including computer software programs, source codes and related materials);

(iv)	all agreements which require the consent or approval of any other party in order to consummate the Acquisition; and

(v)	all agreements providing data processing services or operational support to Melling Subsidiary.

Any matter or item that is disclosed to Buyer in this Agreement, the Joint Disclosure Schedule of Melling and Melling Subsidiary, or any other schedule hereto pursuant to any representation contained in this Agreement shall be deemed to be disclosed to Buyer with respect to all other representations to which such disclosure may be relevant. No disclosure of any item or matter shall be deemed to be an admission of or evidence that such matter or item is material.

3.16

Defaults. There has not been any material default in any obligation to be performed by Melling Subsidiary or Melling under any material contract or commitment, and Melling Subsidiary and/or Melling has not waived, and will not waive prior to the Closing Date, any material right under any material contract or commitment except as would be encountered under normal business operations of the Melling Subsidiary. Except as disclosed in the detail used to create the Melling Subsidiary’s Loan Loss Reserve calculation, the December 31, 2006 Report of Condition of the Melling Subsidiary, to the best of the knowledge of Melling Subsidiary and Melling, no other party to any material contract, other than a loan transaction, or commitment is in material default in any material obligation to be performed by such party.

3.17

Materiality. For purposes of Sections 3.16 and 3.17, a contract, commitment or agreement is material if it involves the payment by or liability (contingent or otherwise) of Melling Subsidiary in any amount in excess of $25,000 or if such contract together with other related contracts involving less than $25,000 and not listed in the Joint Disclosure Schedule of Melling and Melling Subsidiary for that reason, exceed $5,000 in the aggregate.

3.18

Operations Since December 31, 2006. Between December 31, 2006, and the date hereof or on any mutually accepted up-date thereof, there has not been, except as set forth on the Joint Disclosure Schedule of Melling and Melling Subsidiary:

(a)	any increase in the compensation payable or to become payable to any employee, officer or director of Melling Subsidiary or Melling;

(b)

any payment of dividends by Melling Subsidiary or Melling or any distribution by Melling Subsidiary or Melling, whether directly or indirectly, of any assets of any kind whatsoever, except for any such payment or distribution from Melling Subsidiary or Melling to shareholders, on or in redemption or as the purchase price of, any of its capital stock, or any prepayment of any indebtedness to any shareholder;

(c)

any mortgage, pledge or subjection to lien, charge or encumbrance of any kind of or on any asset, tangible or intangible, of Melling Subsidiary or Melling, except the following (each of which, whether arising before or after the date hereof, is herein referred to as a “Permitted Lien”): (i) liens arising out of judgments or awards in respect of which Melling Subsidiary or Melling is in good faith prosecuting an appeal or proceedings for review and in respect of which it has secured a subsisting stay of execution pending such appeal or proceedings; (ii) liens for taxes, assessments, and other governmental charges or levies, the payment of which is not past due, or as to which Melling Subsidiary or Melling is diligently contesting in good faith and by appropriate proceedings either the amount thereof or the liability therefore or both; (iii) deposits, liens or pledges to secure payments of worker’s compensation, unemployment insurance, pensions, or other social security obligations, or the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (iv) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of Melling Subsidiary or Melling or the merchantability or the value of such property or interest therein for the purpose of such business; (v) purchase money mortgages or other purchase money or vendor’s liens or security interests (including, without limitation, finance leases), provided that no such mortgage, lien or security interest shall extend to or cover any other property of Melling Subsidiary or Melling other than that so purchased; and (vi) pledges and liens given to secure deposits and other liabilities of Melling Subsidiary or Melling arising in the ordinary course of banking business;

(d)

any creation or assumption of indebtedness (including the extension or renewal of any existing indebtedness, or the increase thereof), by Melling Subsidiary or Melling for borrowed money, or otherwise, other than in the ordinary course of business, none of which (except those which are being disputed in good faith) is in default;

(e)

the establishment of any new, or increase in, formula for contributions to or benefits under any existing, retirement, pension, profit sharing, stock bonus, savings or thrift plan, or any similar plan of deferred compensation, whether funded or unfunded and whether qualified or unqualified (within the meaning of the Code) by Melling Subsidiary or Melling;

(f)

any action by Melling Subsidiary seeking any cancellation of, or decrease in the insured limit under, or increase in the deductible amount or the insured’s retention (whether pursuant to coinsurance or otherwise) of or under, any policy of insurance maintained directly or indirectly by Melling Subsidiary or Melling on any of its assets or businesses, including but not by way of limitation, fire and other hazard insurance on its assets, automobile liability insurance, general public liability insurance, and directors and officers liability insurance; and if an insurer takes any such action, Melling Subsidiary or Melling shall promptly notify Buyer;

(g)

any change in Melling or Melling Subsidiary’s independent auditors, historic methods of accounting (other than as required by past practices or regulatory accounting principles), or in its system for maintaining its equipment and real estate;

(h)

any purchase, whether for cash or secured or unsecured obligations (including finance leases), by Melling Subsidiary or Melling of any fixed asset which either (i) has a purchase price individually or in the aggregate in excess of $10,000 or (ii) is outside of the ordinary course of business;

(i)

any sale or transfer of any asset in excess of $10,000 of Melling Subsidiary or Melling outside of the ordinary course of business with the exception of loans and marketable securities sold in the ordinary course of business at market prices;

(j)	any cancellation or compromise of any debt to, claim by or right of, Melling Subsidiary or Melling except in the ordinary course of business;

(k)

any amendment or termination of any material contract or commitment (as defined in Section 3.17 above) to which Melling Subsidiary or Melling is a party, other than in the ordinary course of business; or

(l)

any material event or condition of any character (other than changes in legal, economic or other conditions which are not specially or uniquely applicable to Melling Subsidiary or Melling ) materially adversely affecting the business, operations or financial condition of Melling Subsidiary or Melling on a consolidated basis.

3.19

Corporate Records. To the best of the knowledge of Melling Subsidiary and Melling, the corporate record books, transfer books and stock ledgers of Melling Subsidiary and Melling are complete and accurate in all material respects and reflect all corporate meetings, consents and other material corporate actions of the organizers, incorporators, shareholders, and Board of Directors of Melling Subsidiary and Melling, and all transactions in Melling’s capital stock.

3.20

Undisclosed Liabilities. To the best of the knowledge of Melling Subsidiary and Melling, all of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, including taxes with respect to or based upon transactions or events heretofore occurring (“Liabilities”) have, in the case of Melling Subsidiary, been reflected, disclosed or reserved against in the December 31, 2006 Report of Condition of the Melling Subsidiary, and Melling Subsidiary and Melling have no other Liabilities except (a) Liabilities incurred since December 31, 2006 in the ordinary course of business or (b) as disclosed in the Joint Disclosure Schedule of Melling and Melling Subsidiary.

3.21	Assets.

(a)

Melling Subsidiary and Melling have good, sufficient and marketable title to their real properties, including any leaseholds and ground leases, and its other assets and properties, all as reflected as owned by Melling Subsidiary and Melling in the December 31, 2006 Financial Statement and Report of Condition of the Melling Subsidiary, except for (i) assets and properties disposed of since such date in the ordinary course of business and (ii) Permitted Liens. Substantially all of the buildings, structures, fixtures and appurtenances comprising part of the real properties of Melling Subsidiary or Melling (whether owned or leased) are in good operating condition and have been adequately maintained, reasonable wear and tear excepted. Title to all real property listed as being owned by Melling Subsidiary or Melling on the Joint Disclosure Schedule of Melling and Melling Subsidiary is held in fee simple. Melling Subsidiary and Melling have title or other rights to its assets sufficient in all material respects for the conduct of its business as presently conducted, and, except for the Permitted Liens, free, clear and discharged of, and from any and all liens, charges, encumbrances, security interests and/or equities which are material to Melling Subsidiary or Melling on a consolidated basis.

(b)

All leases pursuant to which Melling Subsidiary or Melling, as lessee, leases real or personal property which are material to the business of Melling Subsidiary or Melling are, to the best of the knowledge of Melling Subsidiary or Melling, valid, effective, and enforceable against the lessor in accordance with their respective terms. There is not under any of such leases any existing default, or any event which with notice or lapse of time or both would constitute a default, with respect to Melling Subsidiary or Melling, or to the best knowledge of Melling Subsidiary or Melling, the other party. Except as disclosed in the Joint Disclosure Schedule of Melling and Melling Subsidiary, none of such leases contains a prohibition against assignment by Melling Subsidiary or Melling, by operation of law or otherwise, or any other provision which would preclude Melling Subsidiary or Melling from possessing and using the leased premises for the same purposes and upon the same rental terms and other terms upon the consummation of the Acquisition as are applicable to the possession and use by Melling Subsidiary or Melling as of the date of this Agreement. Except as disclosed in the Joint Disclosure Schedule of Melling and Melling Subsidiary, Melling Subsidiary and Melling have not made a prior assignment for collateral purposes of any such lease.

(c)

Indemnification. To the best of the knowledge of Melling Subsidiary and Melling, except as set forth in the Joint Disclosure Schedule of Melling and Melling Subsidiary , no action or failure to take action by any director, officer, employee or agent of Melling Subsidiary or Melling has occurred which would give rise to a claim or a potential claim by any such person for indemnification from Melling Subsidiary or Melling under the corporate indemnification provisions of Melling Subsidiary or Melling in effect on the date of this Agreement.

(d)

Insider Interests. To the best of the knowledge of Melling Subsidiary and Melling, all outstanding loans and other contractual arrangements (including deposit relationships) between Melling Subsidiary or Melling and any officer, director or employee of Melling Subsidiary or Melling, conform to the applicable rules and regulations and requirements of all applicable regulatory agencies which were in effect when such loans and other contractual arrangements were entered into. No officer, director, employee or agent of Melling Subsidiary or Melling has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Melling Subsidiary or Melling.

(e)

Disclaimer. Except for the representations and warranties specifically made by Melling Subsidiary or Melling in this Agreement, Melling Subsidiary and Melling make no (and shall in no manner whatsoever be deemed or be construed as having made any) representation or warranty to Buyer hereunder or otherwise, express or implied.

IV.  COVENANTS

4.01

Conduct of Business by Melling Subsidiary and Melling Until the Closing Date. During the period commencing on the date hereof and continuing until the Closing Date, Melling Subsidiary and Melling agree (except as expressly contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing) that:

(a)

Except as contemplated by this Agreement, Melling Subsidiary and Melling will carry on their business in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted, maintain their books in accordance with past practices, conduct Melling Subsidiary’s business and operations only in accordance with safe and sound banking and business practices, and, to the extent consistent with such business, use all reasonable efforts to preserve intact Melling Subsidiary’s present business organizations, to generally keep available the services of Melling Subsidiary’s present officers and employees and to preserve Melling Subsidiary’s relationships with customers, suppliers and others having business dealings with Melling Subsidiary and Melling to the end that Melling Subsidiary’s goodwill and going business shall be unimpaired at the Closing Date.

(b)

Melling Subsidiary and Melling will use their best efforts to comply promptly with all requirements which federal or state law may impose with respect to the Acquisition and will promptly cooperate with and furnish information to Buyer in connection with any such requirements imposed upon Melling Subsidiary or Melling in connection with the Acquisition.

(c)

Melling Subsidiary and Melling will use their best efforts to obtain any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by them in connection with the Acquisition or the taking of any action contemplated hereby. Melling Subsidiary and Melling will not knowingly or willfully take any action that would adversely affect the ability of such party to perform its obligations under this Agreement.

(d)	Melling Subsidiary and Melling will not declare or pay any dividends on or make other distributions in respect of their common stock.

(e)

Melling Subsidiary and Melling will not be permitted to sell, lease or otherwise dispose of any assets, except in the ordinary course of business, which are material, individually or in the aggregate, to the business or financial condition of Melling Subsidiary or Melling.

(f)

Melling Subsidiary or Melling will not be permitted to acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.

(g)

Melling Subsidiary and Melling will not be permitted to incur any indebtedness for money borrowed or issue or sell any debt securities other than in the ordinary course of business or consistent with past practices as to inter-company borrowings or permit or suffer the imposition on any shares of stock held by Melling Subsidiary or Melling of any lien, charge or encumbrance.

(h)

Melling Subsidiary and Melling will not be permitted to grant to any director, officer or employee any increase in compensation (except in accordance with normal business practices or past practices or plans or agreements), or pay any bonus (except in accordance with normal business practices or past practices or plans or agreements) or any increase in any severance or termination pay, or enter into or amend any employment or severance agreement with any such person, except as contemplated herein.

(i)

Except as disclosed in the Joint Disclosure Schedule of Melling and Melling Subsidiary, Melling Subsidiary and Melling will not enter into any material lease or license with respect to any property, whether real or personal, or any other contract, agreement or commitment for goods or services which has a term of six (6) months or more after the date hereof and involves the payment by Melling Subsidiary or Melling of more than $25,000 in the aggregate.

(j)

Melling Subsidiary or Melling will not be permitted to adopt or amend in any material respect any collective bargaining, employee pension, profit-sharing, retirement, insurance, incentive compensation, severance, vacation, stock option, or other plan, agreement, trust, fund or arrangement for the benefit of employees, except as contemplated herein.

(k)

Melling Subsidiary and Melling will use their best efforts to maintain their properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, and to maintain and keep in full force and effect all policies of insurance presently in effect, including the insurance of accounts with the FDIC. Melling Subsidiary and Melling will take all requisite action (including without limitation the making of claims and the giving of notices) pursuant to their directors’ and officers’ liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters known by Melling Subsidiary or Melling which could reasonably give rise to a claim prior to the Closing Date.

(l)	Melling Subsidiary will not be permitted to amend its Articles of Incorporation or By-laws except as mutually agreed upon in writing by Buyer, Melling Subsidiary, and Melling.

(m)

Melling Subsidiary or Melling will promptly advise Buyer orally and in writing of any event or series of events which may adversely affect in a material way the consummation of the Acquisition or the ability of Melling Subsidiary or Melling to perform its obligations under this Agreement.

4.02	Environmental Investigation.

(a)

Buyer shall have the option to engage an environmental consultant to conduct a preliminary (“Phase I”) environmental assessment of each of the parcels of real estate used in the operation of the business of Melling Subsidiary or Melling. The fees and expenses of the consultant with respect to the Phase I assessments shall be paid by Buyer. The consultant shall complete and deliver the Phase I assessments not later than thirty (30) days after the date of this Agreement. If any environmental conditions are found, suspected, or would tend to be indicated by the report of the consultant which may be contrary to the representations and warranties of Melling Subsidiary and Melling set forth herein without regard to any exceptions that may be contained in the Joint Disclosure Schedule of Melling and Melling Subsidiary, then the parties shall obtain from one or more mutually acceptable consultants or contractors, as appropriate, an estimate of the cost of any further environmental investigation, sampling, analysis, remediation, or other follow-up work that may be necessary to address those conditions in accordance with applicable laws and regulations.

(b)

Upon receipt of the estimate of the costs of all follow-up work to the Phase I assessments or any subsequent investigation phases that may be conducted, the parties shall attempt to agree upon a course of action for further investigation and remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by the report of the consultant. All post-phase I investigations or assessments (the cost of which shall be paid by Buyer), all work plans for any post-Phase I assessments or remediation, and any removal or remediation actions that may be performed, shall be mutually satisfactory to Melling and Buyer. If the work plans or removal or remediation actions would cost more than $500,000 (individually or in the aggregate) to complete, Melling and Buyer shall discuss a mutually acceptable modification of this Agreement. Melling and Buyer shall cooperate in the review, approval, and implementation of all work plans.

(c)

If the parties are unable to agree upon a course of action for further investigation and remediation of an environmental condition or issue raised by an environmental assessment and/or a mutually acceptable modification to this Agreement, and the condition or issue is not one for which it can be determined to a reasonable degree of certainty that the risk and expense to which Buyer or Melling would be subject as owner of the property involved can be quantified, in good faith, and limited to an amount less than $500,000, then Buyer may abandon this Agreement by the earlier to occur of (i) sixty (60) days after the receipt of the Phase I assessments, or (ii) the receipt of all consents and approvals of government regulatory authorities as legally required to consummate the Acquisition and the expiration of all statutory waiting periods.

4.03

Title to Real Estate. As soon as practical after the date hereof, but in any event no later than thirty (30) days after the date hereof, Buyer, at its own option and expense, may obtain, with respect to all real estate held pursuant to a ground lease by Melling Subsidiary or Melling, an owner’s preliminary report of title covering a date subsequent to the date hereof, issued by such title insurance company as is reasonably acceptable to Buyer and Melling, showing such real estate or the appropriate leasehold interest of Melling Subsidiary or Melling are subject only to (i) the standard exceptions to title customarily contained in a policy on ALTA 1970 Owner’s Form B; (ii) liens of current state and local property taxes which are not delinquent or subject to penalty; and (iii) the Permitted Liens.

4.04

Conduct of Business by Buyer Until the Closing Date. During the period commencing on the date hereof and continuing until the Closing Date, Buyer agrees (except as expressly contemplated by this Agreement or to the extent that Melling Subsidiary or Melling shall otherwise consent in writing) that:

(a)

Buyer will use its best efforts to comply promptly with all requirements which federal, local, or state law may impose on it with respect to the Acquisition and will promptly cooperate with and furnish information to Melling Subsidiary or Melling in connection with any such requirements imposed upon Buyer in connection with the Acquisition.

(b)

Buyer will use its best efforts to obtain (and to cooperate with Melling Subsidiary and Melling in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Acquisition or the taking of any action contemplated hereby. Buyer or Melling will not knowingly or willfully take any action that would adversely affect its ability to perform its obligations under this Agreement or that will or may prevent or delay approval of the regulatory applications contemplated by Section 5.04 hereof.

(c)

Buyer will promptly advise Melling orally and in writing of any event or series of events which may adversely affect the satisfaction of any condition to the consummation of the Acquisition or the ability of Buyer to perform its obligations under this Agreement.

V.  ADDITIONAL AGREEMENTS

5.01	Inspection of Records; Confidentiality.

(a)

Melling Subsidiary and Melling shall afford to Buyer and to Buyer’s accountants, counsel and other representatives, full access during normal business hours during the period prior to the Closing Date to all of Melling and Melling Subsidiary’s properties, books, contracts, commitments and records, including all attorneys’ responses to auditors’ requests for information, and accountants’ work papers, developed by Melling or Melling Subsidiary or its accountants or attorneys, and will permit Buyer and its respective representatives to discuss such information directly with the officers, directors, attorneys and accountants of Melling Subsidiary or Melling. During such period, Melling Subsidiary and Melling shall use their best efforts to furnish promptly to Buyer all other information concerning the business, properties and personnel of Melling Subsidiary and Melling as Buyer may reasonably request. Any failure to comply with this covenant shall be disregarded if promptly corrected without material adverse consequences to Buyer. The availability or actual delivery of information shall not affect the representations, warranties, covenants, and agreements of Melling Subsidiary that are contained in this Agreement or in any certificates or other documents delivered pursuant hereto. Nothing contained herein shall be construed as prohibiting Buyer from terminating this Agreement if there is a material change as of the date of this Agreement to the information disclosed in the initial Joint Disclosure Schedule of Melling and Melling Subsidiary in accordance with Article VIII of this Agreement. Nothing herein shall require Melling Subsidiary or Melling to disclose or make available to Buyer any information that is subject to any restriction on disclosure.

(b)

In the event that this Agreement is terminated, Buyer shall return all non-public documents furnished hereunder, shall destroy all documents or portions thereof prepared by Melling Subsidiary or Melling that contain non-public information furnished by Melling Subsidiary or Melling, pursuant hereto and, in any event, shall hold all nonpublic information received pursuant hereto in the same degree of confidence with which it maintains its own like information unless or until such information is or becomes a matter of public knowledge other than by breach of the covenant by Buyer or is or becomes known to Buyer through persons other than Melling Subsidiary. No investigation by Buyer shall affect the representations and warranties of Melling Subsidiary or Melling and each such representation and warranty shall survive any such investigation, but only to the extent provided in Section 9.01(d) and Section 10.01 hereof.

(c)

Melling and Melling Subsidiary shall allow a representative of Buyer to attend as an observer (i) all meetings of the Board of Directors of Melling Subsidiary and Melling, and (ii) all meetings of the committees of such Board, including without limitation the audit and executive committees thereof; provided, however, that such observer shall not be entitled to be present during any portion of any meetings at which this Agreement or the transactions contemplated hereby are discussed or at which matters subject to restriction on disclosure are discussed. Melling Subsidiary and Melling shall give reasonable notice to Buyer of any such meeting and, if known, the agenda for or business to be discussed at such meeting. Melling Subsidiary and Melling shall provide to Buyer all information provided to the directors on all such Boards and committees in connection with all such meetings or otherwise provided to the directors subject to the restrictions contained in Section 5.01(c) hereof, and shall provide any other financial reports or other analysis prepared for senior management of Melling Subsidiary or Melling in each case excluding information relating to this Agreement or the transactions contemplated hereby and information which is privileged or is subject to any restriction on disclosure. It is understood by the parties that Buyer’s representative will not have any voting rights with respect to matters discussed at these meetings and that Buyer is not managing the business or affairs of Melling Subsidiary and Melling. All information obtained by Melling Subsidiary or Melling at these meetings shall be treated in confidence as provided in Section 5.01(b) hereof.

5.02

Brokers. Each of Melling Subsidiary, Melling, Shareholders and Buyer represents, as to itself or themselves, that no agent, broker, investment banker or other firm or person or officer or director of such is or will be entitled to any broker’s or finder’s fee or any other commission, bonus or similar fee in connection with any of the transactions contemplated by this Agreement.

5.03

Cooperation. Each party covenants that it will use its best efforts to bring about the transactions contemplated by this Agreement as soon as practicable, unless this Agreement is terminated as provided herein, and that it will not willfully or intentionally breach this Agreement. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Melling Subsidiary, Melling or Buyer, as the case may be, shall take all such necessary action. Each party shall use its reasonable best efforts to preserve for itself and each other party each available legal privilege with respect to confidentiality of their negotiations and related communications including the attorney-client privilege.

5.04	Intentionally Omitted.

5.05

Financial Statements and Reports. From the date of this Agreement and prior to the Closing Date, Melling Subsidiary and Melling will deliver to Buyer: (a) not later than ninety (90) days after the end of any fiscal year, Melling and Melling Subsidiary’s unaudited financial statements for the fiscal period then ended prepared in conformity with past practices; (b) not later than thirty (30) days after the end of any fiscal quarter, any reports filed with the State Regulators which shall be prepared in accordance with the rules and regulations of the State of Minnesota; (c) not later than thirty (30) days after the end of each quarter, Melling Subsidiary’s and Melling’s internally-prepared financial statements for such quarter which shall be prepared in conformity with past practices; and (d) to the extent permitted by law, any and all other material reports filed by Melling Subsidiary or Melling, or any other regulatory agency within thirty (30) business days of the filing of any such report.

5.06

Notice. At all times prior to the Closing Date, each party shall promptly notify the other in writing of the occurrence of any event which will or may result in the failure to satisfy any of the conditions specified in Sections 7.01, 7.02 or 7.03 hereof. In the event that any party becomes aware of the occurrence or impending occurrence of any event which would constitute or cause a breach by it of any of the representations and warranties or covenants herein in any material respect, or would have constituted or caused a breach by it of the representations and warranties or covenants herein in any material respect, had such an event occurred or been known prior to the date hereof, said party shall immediately give detailed and written notice thereof to the other parties, and shall, unless the same has been waived in writing by the other parties, use its reasonable efforts to remedy the same, provided that such efforts, if not successful, shall not be deemed to satisfy any condition precedent to the Acquisition.

5.07

Press Releases. At all times prior to the Closing Date, each party shall mutually agree with the other prior to the issuance of any press release or other information to the press or any third party for general circulation with respect to this Agreement or the transactions contemplated hereby.

5.08

Delivery of Supplements to Disclosure Schedules. Five (5) business days prior to the Closing Date, Melling Subsidiary and Melling will supplement or amend the Joint Disclosure Schedule of Melling and Melling Subsidiary with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty made by Melling Subsidiary or Melling which has been rendered inaccurate thereby.

5.09	Intentionally Omitted.

5.10

Termination of Affiliate Contracts; Participations; Intellectual Property. Melling Subsidiary and Melling shall terminate all agreements between them, effective as of the Closing Date and without any further liability, obligation, rights or benefits pursuant to such contracts.

VI.  EMPLOYEES

6.01

Employment of Employees. Buyer shall extend offers of employment, as of the Closing Date, to those employees of Melling Subsidiary as of the Closing Date who Buyer determines, in its sole discretion, to retain. Nothing contained in this Agreement shall be construed as creating an employment agreement between Buyer and an employee of Melling Subsidiary.

6.02

Information. Melling Subsidiary will cooperate with Buyer, to the extent reasonably requested and legally permissible, to provide Buyer with information about the employees of Melling Subsidiary, including providing Buyer with copies of the personnel files of those employees who provide Melling Subsidiary with their written consent thereto and a means to meet with the subject employees.

6.03

Terms and Conditions of Employment. Except as otherwise provided explicitly in this Agreement, the terms of employment for each Melling Subsidiary employee shall be determined solely by Buyer’s policies, procedures and programs.

VII.  CONDITIONS

7.01

Conditions to the Obligations of Buyer. Notwithstanding any other provision of this Agreement, the obligations of Buyer to consummate the Acquisition are subject to the following conditions precedent (except as those which Buyer may chose to waive):

(a)

All of the representations and warranties made by Melling Subsidiary, Melling and Shareholders in this Agreement and in any documents or certificates provided by Melling Subsidiary or Melling pursuant to this Agreement shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for any untrue or inaccurate representations or warranties which individually or in the aggregate would not have a Material Adverse Effect on Melling Subsidiary or Melling.

(b)

Melling Subsidiary, Melling and Shareholders shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date, except where any such non-performance or non-compliance would not have a Material Adverse Effect on Melling Subsidiary or Melling.

(c)

There shall not have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any federal or state government or governmental agency or instrumentality or court, which would prohibit Buyer’s ownership or operation of all or a material portion of Melling or Melling Subsidiary’s business or assets, or would compel Buyer to dispose of or hold separate all or a material portion of Melling or Melling Subsidiary’s business or assets, as a result of this Agreement, or which would render Buyer, Melling or Melling Subsidiary unable to consummate the transactions contemplated by this Agreement.

(d)	Since the date hereof, Melling Subsidiary and Melling shall not have suffered a Material Adverse Effect.

(e)

To the extent any material lease, license, loan, or financing agreement or other contract or agreement to which Melling Subsidiary or Melling is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consent or waiver would not have a Material Adverse Effect on Melling Subsidiary or Melling.

(f)

The total stockholders’ equity of Melling and Melling Subsidiary as of the end of the month preceding the Closing Date (the “Valuation Date”) shall be equal to or greater than Eight Million Dollars and No/100 ($8,000,000).

(g)	Resignations from such Melling and Melling Subsidiary Directors, officers and employees as requested by Buyer in writing not less than five (5) days prior to closing.

(h)	Certificate of good standing for Melling Subsidiary and Melling issued by the State of Minnesota not more than ten (10) business days prior to the Closing Date.

(i)	Articles of Incorporation of Melling Subsidiary and Melling certified by the respective companies’ Secretaries not more than ten (10) business days prior to the Closing Date.

(j)

Certificates of the Secretary of the Melling and Melling Subsidiary dated the Closing Date certifying a copy of the By-laws of Melling Subsidiary and Melling and stating that there have been no further amendments to such By-laws.

(k)

Certificate executed by the President of Melling stating that: (i) all of the representations and warranties of Melling and Melling Subsidiary set forth in this Agreement are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date; and (ii) Melling Subsidiary and Melling have performed and complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of the Agreement on or prior to the Closing Date.

(l)

Copies of resolutions of the shareholders and the Board of Directors of Melling Subsidiary and Melling authorizing and approving this Agreement and the consummation of the transactions contemplated hereby, certified as of the Closing Date by the Secretaries of Melling Subsidiary and Melling.

(m)	A list of Melling’s shareholders certified as of the Closing Date by the Secretary of Melling.

(n)	Intentionally omitted.

(o)

Certificate of each of Melling’s legal counsel, accountants and financial advisors or investment bankers, if any, representing that all fees and expenses incurred by Melling Subsidiary prior to and including the Closing Date have been paid in full.

(p)	Such other documents as Buyer may reasonably request.

(q)

Buyer shall have received a certificate signed by the President and Chief Financial Officer of Melling, dated as of the Closing Date, certifying that based upon their best knowledge, the conditions set forth in Sections 7.01(a), (b), (d), (f) and (g) hereof have been satisfied.

(r)

Shareholders shall, at Closing, deliver to Buyer the stock certificate(s) representing Melling Common Stock together with executed stock powers in a form acceptable to Buyer providing for and directing the transfer of Melling Common Stock being sold hereunder to Buyer. Upon the transfer of such Melling Common Stock owned by Shareholders to Buyer on the Closing Date, Buyer will have good and valid title to such Holding company Common Stock, free and clear of all liens, encumbrances, security interests, claims, restrictive agreements, transfer restrictions and imperfections of any nature, except for any liens granted by Buyer.

7.02

Conditions to the Obligations of Melling Subsidiary. Notwithstanding any other provision of this Agreement, the obligation of Melling Subsidiary and Melling to consummate the Acquisition are subject to the following conditions precedent (except as those which Melling, may chose to waive):

(a)

All of the representations and warranties made by Buyer in this Agreement and in any documents or certificates provided by Buyer pursuant to this Agreement shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b)

Buyer shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

(c)

Melling shall have received a certificate signed by the President and Chief Financial Officer of Buyer, dated as of the Closing Date, that based upon their best knowledge, the conditions set forth in Sections 7.02(a) and (b) have been satisfied.

7.03

Conditions to the Obligations of the Parties. Notwithstanding any other provision of this Agreement, the obligations of Melling Subsidiary and Melling on the one hand, and Buyer on the other hand, to consummate the Acquisition are subject to the following conditions precedent (except as those which Melling or Buyer may chose to waive):

(a)	No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Acquisition shall have been issued and shall remain in effect.

(b)	All Shareholders shall have executed this Agreement.

VIII.  TERMINATION; AMENDMENT; WAIVER

8.01	Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)	By mutual written consent of the Board of Directors of Melling and the Board of Directors of Buyer; or

(b)

At any time prior to the Closing Date, by Melling or Buyer if there shall have been a final judicial or regulatory determination (as to which all periods for appeal shall have expired and no appeal shall be pending) that any material provision of this Agreement is illegal, invalid or unenforceable (unless the enforcement thereof is waived by the affected party) or denying any regulatory application the approval of which is a condition precedent to either party’s obligations hereunder; or

(c)

At any time on or before the date specified in Section 8.01(f) hereof, by Melling or Buyer in the event that any of the conditions precedent to the obligations of the other to the Acquisition are rendered impossible to be satisfied or fulfilled by said date (other than by reason of a breach by the party seeking to terminate); or

(d)

By Melling or Buyer, in the event of a material breach by the other of any representation, warranty, covenant or agreement contained herein or in any schedule or document delivered pursuant hereto, which breach would result in the failure to satisfy the closing conditions set forth in Section 7.01(a) or 7.01(b), in the case of Buyer, or Section 7.02(a) or 7.02(b), in the case of Melling Subsidiary or Melling, and which breach cannot be or is not cured within thirty (30) days after written notice of such breach is given by the non-breaching party to the party committing such breach; or

(e)	By Buyer in the manner provided and within the time specified in Section 4.02 hereof.

In the event either Melling Subsidiary or Buyer elects to effect any termination pursuant to Section 8.01(b) through 8.01(e) above, it shall give written notice to the other specifying the basis for such termination.

8.02	Expenses.

(a)

Except as provided elsewhere herein and in Section 8.02(b) hereof, Buyer shall bear and pay all pre-approved, in writing, costs and expenses incurred by Melling Subsidiary and Melling in connection with the transactions contemplated hereunder.

(b)	Final settlement with respect to payment of fees and expenses by the parties pursuant to this Section shall be made within thirty (30) days of the termination of this Agreement.

(c)

In the event one of the parties hereto files suit to enforce this Section or a suit seeking to recover costs and expenses or damages for breach of this Agreement, the costs, fees, charges and expenses (including attorneys’ fees and expenses) of the prevailing party in such litigation (and any related litigation) shall be borne by each party itself without reimbursement from the other party or parties.

8.03

Survival of Agreements. In the event of termination of this Agreement by either Buyer, Melling Subsidiary or Melling as provided in Section 8.01, this Agreement shall forthwith become void and have no effect except that (i) the agreements contained in Sections 5.01, 5.07, 8.02 and 8.03 hereof shall survive the termination hereof.

8.04

Amendment. This Agreement may be amended by the parties hereto by action taken by the Board of Directors of Melling and the Board of Directors of Buyer at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of Melling Subsidiary, Melling and Buyer. Melling and Buyer may, without approval of their respective Boards of Directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof, as may be required to effect or facilitate any governmental approval or acceptance of the Acquisition or of this Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby.

8.05

Waiver. Any term, provision or condition of this Agreement may be waived in writing at any time by the party which is, or the shareholders of which are, entitled to the benefits hereof. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by any party of a condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement.

IX.  GENERAL PROVISIONS

9.01

Survival. Except as provided in Article VIII hereof, all representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement shall not survive the Closing Date; provided that all of the agreements, covenants and obligations of the parties set forth herein which are contemplated to be performed after the Closing Date shall survive the Closing Date.

9.02

Principles of Construction. In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding;” (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Minneapolis, Minnesota time; (vi) ”including” means including, but not limited to; (vii) all references to Sections, Schedules and Exhibits are to Sections, Schedules and Exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances require; and (ix) the captions and headings of Articles, Sections, Schedules and Exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning of interpretation of this Agreement or any of its provisions. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

9.03	Disclosure Schedule Standard.

(a)

The Joint Disclosure Schedule of Melling and Melling Subsidiary sets forth, among other things, items the disclosure of which Melling Subsidiary and Melling deem necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III hereof; provided, that (i) no such item shall be required to be set forth in the Joint Disclosure Schedule of Melling and Melling Subsidiary as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.03(b) hereof, and (ii) the mere inclusion of an item in the Joint Disclosure Schedule of Melling and Melling Subsidiary as an exception to a representation or warranty shall not be deemed an admission by Melling Subsidiary or Holding company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.03 hereof).

(b)

No representation or warranty of Melling Subsidiary or Melling contained in Article III shall be deemed untrue or incorrect, and Melling Subsidiary and Melling, shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Article III, has had or is reasonably likely to have a Material Adverse Effect on Melling Subsidiary or Melling.

9.04

Reliance by Buyer. Notwithstanding the right of Buyer to investigate Melling Subsidiary and Melling and notwithstanding any knowledge of facts determined by Buyer as a result of such investigation (and Buyer hereby represents to Melling Subsidiary and Melling, and reaffirms this representation as of the Closing Date, that it has no knowledge, information or reason to believe that the representations and warranties made by Melling Subsidiary and Melling in this Agreement are not true, correct and complete in all material respects as of the date hereof), Buyer has the right to rely upon the representations and warranties made by Melling Subsidiary and Melling in this Agreement and in the Joint Disclosure Schedule of Melling and Melling Subsidiary.

9.05

Notices. All written notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given to any party or parties (a) upon delivery to the address of the party or parties as specified below if delivered in person or by courier or if sent by certified or registered mail (return receipt requested), or (b) upon dispatch if transmitted by telecopy or other means of facsimile transmission and such transmission is confirmed successfully by the transmitting machine, provided that such transmission is received during normal business hours and that any transmission received outside of normal business hours shall be deemed to be received at the start of normal business hours commencing immediately after the dispatch of the transmission, in each case addressed as follows:

If to Melling Subsidiary:	Viper Powersports Inc.

With a copy to:

If to Melling:	Viper Powersports Inc.

With a copy to:

If to Buyer:	Viper Powersports Inc.

With a copy to:

If to Shareholders:	Legal Counsel

9.06

Specific Enforceability. The parties recognize and hereby acknowledge that it is impossible to measure in money the damages that would result to a party by reason of the failure of any of the parties to perform any of the obligations imposed on it by this Agreement and that in any event damages would be an inadequate remedy in this instance. Accordingly, if any party should institute an action or proceeding seeking specific enforcement of the provisions hereof, the party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists and shall waive or not assert any requirement to post bond in connection with seeking specific performance.

9.07	Applicable Law; Jurisdiction.

(a)	THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED ACCORDING TO THE LAWS OF THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b)

In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal or state court located in Hennepin County, Minnesota (and elsewhere with respect to appellate courts with jurisdiction over such matter) in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and consents to service of process by notice as provided in Section 9.05 of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in Hennepin County, Minnesota.

9.08	Headings, Etc. The article headings and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.09

Severability. If any term, provision, covenant, or restriction contained in this Agreement is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Agreement to not achieve its essential purposes.

9.10

Entire Agreement; Binding Effect; Non-Assignment; Counterparts. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement between the parties hereto and supersedes all other prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof; and (b) is not intended to confer upon any other person any rights or remedies hereunder except as specifically provided herein. No covenants, agreements, representations or warranties of any kinds have been made by any party hereto except as specifically set forth herein. The parties expressly acknowledge that they have not relied on prior or contemporaneous oral or written representations or statements of the other party in connection with the subject matter of this Agreement except as expressly set forth herein. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other parties hereto. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

9.11

Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 9.11.

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first above written.

MELLING SPORTSCARS, INC.		VIPER POWERSPORTS INC.
By:	/s/ John Silseth II	By:	/s/ John Lai
Its:	John Silseth - CEO	Its:	John Lai - President

MELLING RACING LTD.

By:	/s/ Alywn Melling
Its:	Alywn Melling – Managing Director

SHAREHOLDERS:

Afonya, Idatonye I.		# of Shares Owned

/s/ Idatonye I. Afonya	August 6, 2007	10,000
Sign Name	Date

Assurance Consulting 3		# of Shares Owned

/s/ Lowell Jobe	August 3, 2007	20,000
Sign Name	Date

Fagel, Michael D.		# of Shares Owned

/s/ Michael D. Fagel	August 3, 2007	75,000
Sign Name	Date

Falcon Ventures, Inc.		# of Shares Owned

/s/ Michael D. Fagel – President	August 3, 2007	76,167
Sign Name	Date

Al & Margaret Melling (JTWROS)		# of Shares Owned

/s/ Al & Margaret Melling	August 7, 2007	1,000,000
Sign Name	Date

Genesis Capital Group		# of Shares Owned

/s/ John Lai – CEO	August 3, 2007	204,167
Sign Name	Date

Gjerde, John		# of Shares Owned

/s/ John Gjerde	August 7, 2007	20,000
Sign Name	Date

Haine, Phillip J.		# of Shares Owned

/s/ Phillip J. Haine	August 7, 2007	12,000
Sign Name	Date

Lai, John		# of Shares Owned

/s/ John Lai	August 3, 2007	12,000
Sign Name	Date

Palmlund III, David W.		# of Shares Owned

/s/ David W. Palmlund III	August 7, 2007	1,000,000
Sign Name	Date

Racing Partners Management		# of Shares Owned

/s/ John Selseth II – CEO	August 7, 2007	1,000,000
Sign Name	Date

Security First International, Inc.		# of Shares Owned

/s/ Garry Lowenthal – CEO	August 4, 2007	50,000
Sign Name	Date

Selander, Eva M.		# of Shares Owned

/s/ Eva M. Selander	August 3, 2007	50,000
Sign Name	Date

Shiff, Donald		# of Shares Owned

/s/ Donald Shiff	August 7, 2007	70,000
Sign Name	Date

Toy, Edmund & Bik Ha		# of Shares Owned

/s/ Edmund & Bik Ha Toy	August 7, 2007	130,000
Sign Name	Date

WWII Enterprises, LLC		# of Shares Owned

/s/ William Watson III	August 7, 2007	1,000,000
Sign Name	Date

SCHEDULE 3.03

CONFLICTS

There are not current conflicts associated with respect to Melling or Melling subsidiary.

SCHEDULE 3.06

COMPLIANCE WITH LAWS

All laws are currently being complied with respect to Melling and the Melling subsidiary.

SCHEDULE 3.07

LITIGATION

There is currently no litigation associated with Melling or the Melling subsidiary.

SCHEDULE 3.09

TAXES

There is currently no tax deficiencies associated with Melling or the Melling subsidiary.

SCHEDULE 3.11

LOANS; INVESTMENTS

There are currently several loans associated with Melling and they are;

1)	Shareholder Loan from Garry Lowenthal	- $	8,500.00
2)	Intellectual Property note (See Below)	- $	300,000.00

09 May 07 14:25	Jonathan Brier1ey	01706658817	p.[22]

Exhibit 2

April 12, 2007

FOR VALUE RECEIVED, Melling Racing Ltd. (“Racing”) hereby promises to pay to the order of

Alwyn Melling (“Melling”), his heirs and assigns, the sum of ONE HUNDRED SEVENTY FIVE

THOUSAND British Pounds Sterling (£ 175,000.00).

Racing Partners Management agrees to pay this Note and, in the event of default, all costs of collection. including reasonable attorney’s fees.

Accepted By: Melling Racing Ltd.

By:	/s/ Alwyn Melling
Alwyn Melling Principal

Accepted By: Alwyn Melling

By:	/s/ Alwyn Melling
Alwyn Melling

SCHEDULE 3.13

EMPLOYEE PLANS

There are no employee plans for Melling or Melling subsidiary.

SCHEDULE 3.14

COMPLIANCE WITH ENVIRONMENTAL LAWS

Both Melling and the Melling subsidiary are in full compliance with all environmental laws.

SCHEDULE 3.15

DISCLOSURE SCHEDULE OF MELLING SUBSIDIARY

SCHEDULE 3.18

OPERATIONS SINCE DECEMBER 31, 2006

Operations of Melling and Melling subsidiary have remained consistent and as a normal course of business since December 31, 2006.

There has been nothing out of ordinary business which included;

1)	Creation of note payable to Melling subsidiary for Intellectual Property - $350,000.00 of which $50,000.00 has been repaid.
2)	Creation of note payable to Garry Lowenthal for 8,500.

SCHEDULE 3.20

UNDISCLOSED LIABILITIES

The schedule attached represents the current undisclosed liabilities.

Melling Sports Cars

Accounts Payable Listing

Sequence Number	VENDOR	Invoice Number	Date	GBP Net Amount	GBP V.A.T	GBP Total Amount

109	3-Prime Solutions	MW704002	5/31/2007	150.00	0.00	150.00
13	ABS	RI503632	4/18/2007	91.80	16.07	107.87
20	ABS	RI503632	4/18/2007	91.80	16.07	107.87
48	ABS	RI507720	5/11/2007	84.02	14.70	98.72
40	ABS	RI511153	6/1/2007	114.02	19.95	133.97
66	Accountants & Tax Advisors LLP	MCD.06.4	11/14/2006	400.00	70.00	470.00
69	Accountants & Tax Advisors LLP	MCD.07.2	4/3/2007	400.00	70.00	470.00
6	AGP	190407	4/24/2007	3,756.00	657.31	4,413.31
3697	Aladdin’s D.I.Y. Ltd.	82506/0	8/25/2006	16.80	0.00	16.80
3698	Aladdin’s D.I.Y. Ltd.	82506/1	8/25/2006	33.08	0.00	33.08
3707	Aladdin’s D.I.Y. Ltd.	82506/10	8/25/2006	43.41	0.00	43.41
3699	Aladdin’s D.I.Y. Ltd.	82506/2	8/25/2006	9.00	0.00	9.00
3700	Aladdin’s D.I.Y. Ltd.	82506/3	8/25/2006	175.27	0.00	175.27
3701	Aladdin’s D.I.Y. Ltd.	82506/4	8/25/2006	107.90	0.00	107.90
3702	Aladdin’s D.I.Y. Ltd.	82506/5	8/25/2006	14.54	0.00	14.54
3703	Aladdin’s D.I.Y. Ltd.	82506/6	8/25/2006	36.03	0.00	36.03
3704	Aladdin’s D.I.Y. Ltd.	82506/7	8/25/2006	137.91	0.00	137.91
3705	Aladdin’s D.I.Y. Ltd.	82506/8	8/25/2006	26.99	0.00	26.99
3706	Aladdin’s D.I.Y. Ltd.	82506/9	8/25/2006	67.51	0.00	67.51
3674	Almic Engineering Co. Ltd.	33839	10/16/2006	661.25	115.72	776.97
3575	Anchor Alarms	10307	1/3/2007	37.13	7.87	45.00
124	ARR Reinforcements	3884	3/6/2007	157.50	27.56	185.06
3723	ASDA Price	9033	2/7/2007	6.90	0.00	6.90
3608	Atlas Tube Bending Ltd	26420	1/4/2007	228.00	39.90	267.90
3661	Atlas Tube Bending Ltd	26420	1/4/2007	228.00	39.90	267.90
3590	Atlas Tube Bending Ltd	26540	1/25/2007	96.00	16.80	112.80
9	ATP Instrumentation	156259	5/29/2007	107.70	18.85	126.55
3691	Autopaint-Rochdale	196189	9/12/2006	12.95	2.26	15.21
3689	Autopaint-Rochdale	197647	9/15/2006	4.90	0.85	5.75
3687	Autopaint-Rochdale	131683	10/16/2006	62.20	10.88	73.08
3692	Autopaint-Rochdale	131735	10/28/2006	7.97	1.39	9.36
3686	Autopaint-Rochdale	139168	11/1/2006	118.20	20.68	138.88
3684	Autopaint-Rochdale	197508	11/9/2006	175.40	30.69	206.09
3685	Autopaint-Rochdale	79612	11/16/2006	73.25	12.81	86.06
3683	Autopaint-Rochdale	78772	12/1/2006	42.35	7.41	49.76
3696	Autopaint-Rochdale	139397	1/11/2007	100.64	17.61	118.25
3690	Autopaint-Rochdale	320934	1/23/2007	9.40	1.64	11.04

Sequence Number	VENDOR	Invoice Number	Date	GBP Net Amount	GBP V.A.T	GBP Total Amount

3722	B&O Rochdale	231503	7/10/2006	5.98	0.00	5.98
3713	B&O Rochdale	31010	1/5/2007	196.41	0.00	196.41
3714	B&O Rochdale	93843	1/10/2007	22.94	0.00	22.94
3715	B&O Rochdale	100957	1/12/2007	104.76	0.00	104.76
3716	B&O Rochdale	215503	2/21/2007	35.12	0.00	35.12
3717	B&O Rochdale	114503	3/14/2007	10.44	0.00	10.44
3718	B&O Rochdale	125821	3/15/2007	17.12	0.00	17.12
3719	B&O Rochdale	100155	3/16/2007	55.94	0.00	55.94
3720	B&O Rochdale	115301	3/17/2007	11.84	0.00	11.84
3721	B&O Rochdale	206503	3/18/2007	4.74	0.00	4.74
91A	B&O Rochdale	85331	3/22/2007	72.74	0.00	72.74
92	B&O Rochdale	118503	3/24/2007	48.46	0.00	48.46
80B	B&O Rochdale	199503	3/31/2007	68.72	0.00	68.72
80A	B&O Rochdale	118503	4/2/2007	22.66	0.00	22.66
74	B&O Rochdale	41507	4/15/2007	119.90	0.00	119.90
3544	B&O Rochdale	122503	4/28/2007	41.96	0.00	41.96
3543	B&O Rochdale	241503	5/1/2007	66.16	0.00	66.16
3648	Bearing & Engineering Services	112806	11/28/2006	135.00	23.63	158.63
3656	Bearing & Engineering Services	78452	12/5/2006	30.00	5.25	35.25
3655	Bearing & Engineering Services	78483	12/6/2006	12.00	2.10	14.10
116	Beechwood Engineering	122043	5/3/2007	2,275.00	398.13	2,673.13
3679	Blackgates Engineering	64496	1/16/2007	2.94	0.51	3.45
7D	Blackgates Engineering	66593	6/5/2007	113.00	19.77	132.77
3651	BOC	72499822	12/31/2006	56.25	9.84	66.09
3682	Brian S. Pope Ltd.	108050	3/8/2007	12.00	2.10	14.10
3618	Bropel	5732	12/15/2006	395.00	69.12	464.12
3676	Bropel	5732	12/15/2006	395.00	69.12	464.12
11	Bropel	12507	1/25/2007	395.00	69.13	464.13
3675	Bropel	5766	2/9/2007	48.00	8.40	56.40
3727	Brother Mica Hardware	8361	2/21/2007	2.80	0.00	2.80
3560	BT	91306	9/13/2006	52.53	7.44	59.97
3561	BT	91306	9/13/2006	119.97	20.99	140.96
3562	BT	91806	9/18/2006	105.87	16.77	122.64
3563	BT	92606	9/26/2006	176.92	30.96	207.88
3564	BT	92706	9/27/2006	183.93	32.18	216.11
3617	BT	IN121206	12/12/2006	55.38	7.94	63.32
3650	BT	121706	12/17/2006	83.98	14.69	98.67
70	BT	31207	3/12/2007	48.96	8.56	57.52
37	BT	31307	3/13/2007	129.97	20.99	150.96
72	BT	31507	3/15/2007	75.40	11.44	86.84
83	BT	32207	3/22/2007	228.41	39.97	268.38
65	BT	32507	3/25/2007	243.74	42.65	286.39
98	BT	61307	6/13/2007	51.19	8.95	60.14
97	BT	61807	6/18/2007	57.63	10.08	67.71
3611	BT	Q025 11	12/26/2007	132.68	23.21	155.89
3658	BT				0.00	0.00
3728	BT				0.00	0.00
3729	BT				0.00	0.00
3730	BT				0.00	0.00
3731	BT				0.00	0.00
3542	Bury New Road				0.00	0.00
3681	Carcraft	CI360024	10/5/2006	5.00	0.88	5.88
3680	Carcraft	CI362963	10/20/2006	5.00	0.88	5.88

Sequence Number	VENDOR	Invoice Number	Date	GBP Net Amount	GBP V.A.T	GBP Total Amount

7C	Cash		4/20/2007	88.00		88.00
54	CC Motorstores Ltd	CI400385	5/16/2007	84.13	14.72	98.85
3695	Colyer Thorpe	6710	2/22/2007	18.71	3.27	21.98
3606	Concept Plastics Developments Ltd	2204	11/30/2006	200.00	35.00	235.00
3712	Currys	35598	1/19/2007	34.03	5.95	39.98
91B	Currys	15582	3/23/2007	39.98	0.00	39.98
117	Dale Fire Protection LTD	639	4/3/2007	271.20	47.47	318.67
3540	Dalton Power Products	13099	10/31/2006	1,053.22	184.32	1,237.54
126	Dalton Power Products	13496	2/12/2007	235.49	41.21	276.70
82	Dalton Power Products	13675	3/28/2007	32.86	5.76	38.62
3631	Demon Tweeks Direct	1379250	11/27/2006	203.50	35.61	239.11
85	Demon Tweeks Direct	1438808	3/13/2007	71.12	12.45	83.57
86	Demon Tweeks Direct	1439655	3/14/2007	203.20	35.56	238.76
14	Denaco Ltd.	58922	4/4/2007	111.00	19.43	130.43
110	Denaco Ltd.	59220	5/23/2007	111.00	19.43	130.43
3645	Dockers Office Supplies	55408	3/7/2006	12.49	2.19	14.68
3644	Dockers Office Supplies	55282	4/3/2006	39.45	6.90	46.35
3598	Dockers Office Supplies	55548	7/21/2006	38.90	6.81	45.71
3634	Dockers Office Supplies	55795	10/28/2006	20.20	3.54	23.74
3635	Dockers Office Supplies	55857	11/24/2006	170.00	29.75	199.75
123	Dockers Office Supplies	56069	1/9/2007	19.95	3.49	23.44
115	Dockers Office Supplies	56233	5/4/2007	39.90	6.98	46.88
3581	Doug Ashton	22107	2/21/2007	16.99	0.00	16.99
73	Doug Ashton	6599	3/9/2007	16.99	0.00	16.99
3637	Energas	1369122	6/30/2006	55.41	9.69	65.10
3638	Energas	1387789	7/31/2006	14.04	2.46	16.50
3559	Energas	1399102	8/25/2006	58.58	10.26	68.84
3639	Energas	1406768	8/31/2006	18.66	3.27	21.93
3640	Energas	1422137	9/30/2006	57.57	10.08	67.65
3638	Energas	1442404	10/31/2006	14.04	2.46	16.50
3642	Energas	1453212	11/1/2006	53.07	9.30	62.37
3643	Energas	1481237	12/31/2006	57.57	10.08	67.65
3538	Energas	1494750	1/15/2007	62.56	10.95	73.51
3539	Energas	1503028	1/31/2007	14.04	2.46	16.50
3550	Euro Garages Ltd	834618	4/18/2007	14.47	2.53	17.00
3551	Euro Garages Ltd	944254	5/14/2007	14.63	2.56	17.19
3621	European Tubes Ltd.	SO-011125	11/14/2006	137.08	23.99	161.07
3619	European Tubes Ltd.	SIN-14410	11/20/2006	137.08	23.99	161.07
3548	Express fuels & Lubricants LTD.	19370	6/8/2007	297.25	36.64	333.89
3626	fletcher Bolton	840900	12/5/2006	181.44	31.75	213.19
3577	fletcher Bolton	888920	1/3/2007	51.84	9.07	60.91
3609	fletcher Bolton	851212	1/5/2007	211.68	37.04	248.72
3582	fletcher Bolton	882596	2/20/2007	170.10	29.77	199.87
3596	Frank Blakeley & Son	349741	10/14/2006	42.95	7.51	50.46
3599	Frank Blakeley & Son	351771	10/27/2006	63.66	11.14	74.80
3594	Frank Blakeley & Son	352382	10/31/2006	31.33	5.48	36.81
3565	Frank Blakeley & Son	352673	11/7/2006	5.70	0.99	6.69
3566	Frank Blakeley & Son	353512	11/14/2006	32.48	5.68	38.16
3600	Frank Blakeley & Son	354388	11/21/2006	40.51	7.08	47.59
3633	Frank Blakeley & Son	355737	11/29/2006	12.96	2.26	15.22
3636	Frank Blakeley & Son	357331	12/14/2006	64.40	11.27	75.67
3591	Frank Blakeley & Son	358789	12/21/2006	32.91	5.75	38.66

Sequence Number	VENDOR	Invoice Number	Date	GBP Net Amount	GBP V.A.T	GBP Total Amount

3592	Frank Blakeley & Son	359652	1/15/2007	109.60	19.18	128.78
3593	Frank Blakeley & Son	360527	1/22/2007	52.25	9.14	61.39
3568	Frank Blakeley & Son	363557	2/14/2007	59.38	10.39	69.77
3554	Frank Blakeley & Son	365706	2/27/2007	385.15	67.40	452.55
3534	Frank Blakeley & Son	366417	3/7/2007	210.48	36.83	247.31
3533	Frank Blakeley & Son	367191	3/14/2007	70.71	12.37	83.08
3535	Frank Blakeley & Son	367998	3/21/2007	98.99	17.32	116.31
3532	Frank Blakeley & Son	369292	3/29/2007	8.86	1.55	10.41
118	Frank Blakeley & Son	371630	4/3/2007	9.96	0.86	10.82
121	Frank Blakeley & Son	370979	4/16/2007	61.74	10.80	72.54
3546	Frank Blakeley & Son	488104	4/24/2007	91.00	15.92	106.92
120	Frank Blakeley & Son	372751	4/27/2007	221.33	38.73	260.06
111	Frank Blakeley & Son	373490	5/8/2007	363.18	63.55	426.73
23	Frank Blakeley & Son	374240	5/14/2007	313.52	54.86	368.38
55	Frank Blakeley & Son	491422	5/15/2007	25.02	4.37	29.39
10	Frank Blakeley & Son	375052	5/21/2007	60.02	10.50	70.52
107	Frank Blakeley & Son	376315	5/30/2007	193.71	33.89	227.60
39	Fuels & Lubricants Ltd	20776	6/11/2007	297.25	36.64	333.89
3588	Gas Central Heating Services Ltd	3516	1/29/2007	55.32	9.68	65.00
3615	GRPMS Ltd	501657	12/18/2006	185.24	32.42	217.66
3605	GRPMS Ltd	502278	1/9/2007	481.69	84.30	565.99
3586	GRPMS Ltd	504379	2/13/2007	317.80	55.62	373.42
3585	GRPMS Ltd	504380	2/13/2007	110.00	19.25	129.25
3667	GRPMS Ltd	506087	3/13/2007	118.00	20.65	138.65
35	GRPMS Ltd	508763	4/26/2007	251.73	44.05	295.78
3	GRPMS Ltd	511843	6/21/2007	79.44	13.90	93.34
47	Hella	22355278	3/5/2007	104.14	18.22	122.36
3613	Hilti	1440504919	12/11/2006	157.63	27.59	185.22
3607	Hilti	1440515050	12/22/2006	94.58	16.55	111.13
3579	Hilti	1440564673	2/20/2007	126.11	22.07	148.18
3549	Hooley Bridge	30507	3/5/2007	15.48	0.00	15.48
3552	Industrial Supply	37865287	6/18/2007	67.96	11.89	79.85
3604	Industrial Tooling Corporation Ltd.	114570	11/21/2006	231.57	40.53	272.10
3614	J&J Accident Repair Centre Ltd	7232	12/19/2006	900.00	157.50	1,057.50
3678	James Dunkerley Steels Ltd.	73287	10/24/2006	310.00	54.25	364.25
3677	James Dunkerley Steels Ltd.	73759	11/13/2006	260.00	45.50	305.50
3694	James Dunkerley Steels Ltd.	74296	12/5/2006	260.00	45.50	305.50
3693	James Dunkerley Steels Ltd.	74682	1/6/2007	500.00	87.50	587.50
3597	James Moran Precision Grdg	6501	10/19/2006	360.00	63.00	423.00
3616	K Steels LTD	P126312	12/15/2006	195.00	34.13	229.13
3653	K Steels LTD	RI319889	1/22/2007	126.00	22.05	148.05
3587	K Steels LTD	RI321126	2/8/2007	48.24	8.44	56.68
29	K Steels LTD	RI321962	2/21/2007	15.12	2.64	17.76
41	K Steels LTD	RI324750	3/4/2007	46.43	8.12	54.55
8	K Steels LTD	822984	3/7/2007	22.80	3.99	26.79
3620	Ken Bamford	111806	11/18/2006	306.00	0.00	306.00
3657	Lambourne Images	IN1176	1/2/2007	85.10	14.90	100.00
3589	Lambourne Images	IN1179	2/1/2007	50.00	0.00	50.00
3583	Lambourne Images	IN1166	2/13/2007	50.00	0.00	50.00
3580	Lambourne Images	IN1187	2/17/2007	20.00	0.00	20.00
25	MacReadys	17219599	11/10/2006	80.00	14.01	94.01
3632	MacReadys	I7220534	11/16/2006	76.95	13.47	90.42
51	Maplin Electronics	5933802	3/27/2007	5.55	0.97	6.52

Sequence Number	VENDOR	Invoice Number	Date	GBP Net Amount	GBP V.A.T	GBP Total Amount

75	MCVG	42007	4/20/2007	40.00	0.00	40.00
3569	Met Connect	INV05330	12/22/2006	1,650.00	288.76	1,938.76
3708	Midland Expressway Ltd	727839	12/6/2006	2.97	0.53	3.50
3709	Midland Expressway Ltd	564614	12/18/2006	2.13	0.37	2.50
3710	Midland Expressway Ltd	564834	12/18/2006	2.13	0.37	2.50
3711	Midland Expressway Ltd	585495	2/9/2007	2.55	0.45	3.00
43	Monarch	1-210365	4/20/2007	105.15	0.00	105.15
3541	Monarch	1-210365	4/20/2007	105.15	0.00	105.15
3622	Mr. & Mrs. J.P. Lord	1124406	11/24/2006	5,864.75	0.00	5,864.75
3570	Mr. & Mrs. J.P. Lord	22107	2/21/2007	5,864.75	0.00	5,864.75
15	Mr. & Mrs. J.P. Lord	52207	5/22/2007	5,864.75		5,864.75
3574	Pennine fencing	30307	3/3/2007	256.44	44.88	301.32
3572	Performance Springs Ltd.	143628	2/26/2007	357.00	62.47	419.47
3571	Performance Springs Ltd.	143744	3/1/2007	276.00	48.30	324.30
62	Performance Springs Ltd.	144104	3/30/2007	633.00	110.77	743.77
60	Performance Springs Ltd.	144462	4/30/2007	276.00	48.30	324.30
3628	Perspex Distribution Ltd	96075583	11/30/2006	89.00	15.58	104.58
3725	Post Office Ltd.	1899049	9/15/2005	2.53	0.00	2.53
3726	Post Office Ltd.	2584247	12/20/2006	175.00	0.00	175.00
95	Power Torque	7	3/12/2007	119.46	20.91	140.37
21	Power Torque	60607	6/7/2007	87.76	15.36	103.12
3602	R A Rodriguez (UK) Ltd	PRO02028	11/28/2006	64.34	11.26	75.60
3625	R A Rodriguez (UK) Ltd	U28986	12/5/2006	64.34	11.26	75.60
3627	R A Rodriguez (UK) Ltd			0.00	0.00	0.00
3624	Ribble Vaalley Motor Cars Ltd.	2108-01	11/29/2006	170.20	29.79	199.99
45	Roanoke	2989	4/24/2007	457.53	80.07	537.60
94	Roanoke	2998	6/25/2007	282.85	49.50	332.35
3665	Rochdale Metropolitan Council	120406	12/4/2006	1,503.00	0.00	1,503.00
3666	Rochdale Metropolitan Council				0.00	0.00
3578	Rochdale Re-Tool Ltd.	11883	2/26/2007	250.00	43.75	293.75
3576	SAE-UK	4919	2/2/2007	60.00	0.00	60.00
3649	Safety Watch	11178	11/22/2006	99.45	0.00	99.45
3573	ScrewFix Direct	03070S8J8L	3/7/2007	26.26	4.59	30.85
3629	Silverline	WA048214	11/28/2006	1,180.00	206.50	1,386.50
3630	Silverline	WA048215	11/28/2006	28.00	4.90	32.90
3558	Simmal	150321	7/7/2006	759.50	132.91	892.41
3603	Simmal	155101	10/9/2006	828.96	145.07	974.03
3567	Simmal	155224	10/11/2006	90.12	15.77	105.89
3536	Simmal	163365	3/23/2007	273.65	47.89	321.54
122	Simmal	164910	4/18/2007	233.51	40.86	274.37
3724	Somerfield	2815421	10/30/2006	1.00	0.00	1.00
3623	Spring Court Ltd.	23820	11/22/2006	50.35	0.00	50.35
3671	Supertune Automotive LTD	613368/1	1/24/2007	173.80	30.42	204.22
3672	Supertune Automotive LTD	613927/1	1/31/2007	172.38	30.18	202.56
3673	Supertune Automotive LTD	614323/1	2/5/2007	66.86	11.70	78.56
3670	Supertune Automotive LTD	614942/1	2/14/2007	126.30	22.11	148.41
88	Supertune Automotive LTD	616911/1	3/12/2007	342.64	59.96	402.60
89	Supertune Automotive LTD	616947/1	3/12/2007	3.22	0.56	3.78
76	Supertune Automotive LTD	618598/1	4/2/2007	389.60	68.20	457.80
18	Supertune Automotive LTD	620156/1	4/24/2007	435.93	76.29	512.22
49	Supertune Automotive LTD	620893/1	5/2/2007	314.26	55.01	369.27
44	Supertune Automotive LTD	621250/1	5/9/2007	83.52	14.61	98.13
53	Supertune Automotive LTD	621902/1	5/17/2007	376.18	65.84	442.02

Sequence Number	VENDOR	Invoice Number	Date	GBP Net Amount	GBP V.A.T	GBP Total Amount

24	Supertune Automotive LTD	622724/1	5/29/2007	302.65	52.97	355.62
3547	Supertune Automotive LTD	622755/1	5/30/2007	88.05	15.42	103.47
28	Supertune Automotive LTD	623518/1	6/8/2007	381.96	66.84	448.80
3553	Swift Fabrications	138	1/17/2007	1,485.00	0.00	1,485.00
105	Swift Shutters	2937	6/6/2007	20.00	3.50	23.50
3646	The Farnworth Grinding Co. Ltd.	58236	9/14/2006	40.15	7.03	47.18
3663	T-Mobile	112406	11/24/2006	70.77	11.86	82.63
3662	T-Mobile	122406	12/24/2006	72.20	11.59	83.79
3664	T-Mobile	22407	2/24/2007	65.46	10.93	76.39
33	T-Mobile	V00312806456	3/24/2007	64.47	10.76	75.23
64	T-Mobile	V00318977095	4/24/2007	63.49	10.59	74.08
4	T-Mobile	V00324945371	5/24/2007	63.43	10.58	74.01
3595	TNT	8744363	10/13/2006	41.90	0.00	41.90
3601	TNT	8915702	11/24/2006	27.86	4.88	32.74
3584	TNT	2073671	12/22/2006	181.02	31.68	212.70
58	TNT International	6366504	3/9/2007	54.81	0.00	54.81
3537	TNT International	6428555	4/6/2007	58.41	10.22	68.63
3555	TNT International	5684255	5/26/2007	127.24	0.00	127.24
3557	TNT UK Limited	8426424	8/4/2006	44.50	7.79	52.29
3660	TRAD Hire & Sales Ltd	595376	1/8/2007	1,276.16	223.33	1,499.49
3647	Transmission Components Ltd.	33903	9/11/2006	1,855.00	324.64	2,179.64
3659	Transmission Components Ltd.	34097	11/20/2006	166.50	29.14	195.64
3654	Travis Perkins	01A87620	1/22/2007	14.63	2.56	17.19
3652	Travis Perkins	01A88230	1/26/2007	21.60	3.78	25.38
3545	United Utilities	22707	2/27/2007	337.42	0.00	337.42
91C	Unknown	31040	2/20/2007	28.09	0.00	28.09
17	Unknown			223.00		223.00
7B	Visa		6/14/2007	104.64		104.64
7A	Visa		6/17/2007	128.85		128.85
3610	Wheelbase (G.B.) Ltd.	113423	12/27/2006	17.02	2.98	20.00
87	WinZip Computing	677547	3/19/2007	29.95	0.00	29.95
					0.00	0.00
				66,387.11	7,264.06	73,651.17

			Paid			6,473.06

			Net			67,178.11

SCHEDULE 3.21

ASSETS

The only assets for Melling are cash and Intellectual Property as indicated on the balance sheet of Melling.

SCHEDULE 3.22

INDEMNIFICATION

To the best of the knowledge of Melling and the Melling subsidiary no action or failure to take action by any director, officer, employee or agent of Melling or Melling subsidiary has occurred which would give rise to a claim or a potential claim by any such person of indemnification from Melling or Melling subsidiary under the corporate indemnification provision of Melling or Melling subsidiary in effect on the date of this agreement.

SCHEDULE 4.01

MATERIAL CONTRACTS

There are no material contacts as of this agreement.

SCHEDULE 6.01

EMPLOYEES

There are currently no employees of Melling or Melling subsidiary.